Exhibit 99.1

Contact:

Investors	News Media
Maggie Morris	Linda Megathlin
(508)236-1069	(508)236-1761
mmorris2@sensata.com	lmegathlin@sensata.com

SENSATA TECHNOLOGIES HOLDING N.V. ANNOUNCES

FIRST QUARTER 2011 RESULTS

•	First quarter 2011 net revenue was $444.2 million, an increase of 17.8% from the first quarter 2010 net revenue of $377.1 million.

•	First quarter 2011 Adjusted net income[1] was $91.1 million, or $0.50 per diluted share, an increase of 31.6% versus first quarter 2010 Adjusted net income[1] of $69.2 million, or $0.44 per diluted share.

•	First quarter 2011 net (loss) was $(9.5) million, or $(0.05) per diluted share, versus first quarter 2010 net income of $27.3 million, or $0.17 per diluted share.

•	March 31, 2011 ending cash balance was $419.3 million.

Almelo, the Netherlands – April 21, 2011—Sensata Technologies Holding N.V. (NYSE: ST) (the “Company”) announces results of its operations for the first quarter ended March 31, 2011.

Highlights of the First Quarter ended March 31, 2011

First quarter 2011 net revenue was $444.2 million, an increase of $67.1 million, or 17.8%, from the first quarter 2010 net revenue of $377.1 million. Excluding the impact of our recent acquisition, net revenue grew by 11%. First quarter 2011 net (loss) was $(9.5) million, or $(0.05) per diluted share, versus net income of $27.3 million or $0.17 per diluted share for the first quarter of 2010. First quarter Adjusted net income1 was $91.1 million, or $0.50 per diluted share, which was 20.5% of net revenue, versus the first quarter 2010 Adjusted net income1 of $69.2 million, or $0.44 per diluted share, which was 18.3% of net revenue.

Tom Wroe, Chairman and Chief Executive Officer, said, “We are pleased with our results and continue to deliver on our promises. Our core growth rate, amplified by our recent acquisition, resulted in 17.8% growth compared to the first quarter of the prior year. The effects of the events in Japan are expected to impact our second quarter revenue by about $25 million, which we have reflected in our guidance.”

The Company spent $25.2 million, or 5.7% of net revenue, on research, development and engineering related costs in the first quarter of 2011. These costs reside in both the Cost of revenue and the Research and development lines of the Condensed Consolidated Statements of Operations.

The Company’s ending cash balance at March 31, 2011 was $419.3 million. During the first quarter, the Company generated cash of $81.9 million from operations, used cash of $158.3 million in investing activities and generated cash of $2.1 million from financing activities. Included in the cash used in investing activities was $136.9 million, net of cash acquired, used for the acquisition of the Honeywell Automotive on Board business which closed on January 28, 2011.

The Company’s cash conversion cycle, which is defined as days sales outstanding (DSO) plus days on hand inventory (DOH) less days payable outstanding (DPO), was 45.7 days at the end of the first quarter compared to 49.3 days at December 31, 2010.

The Company recorded an income tax provision of $24.6 million for the first quarter 2011. Approximately $6.2 million of the provision, or 6.8% of Adjusted net income1, related to taxes that are payable in cash and approximately $18.3 million related to deferred and other income tax expense.

The Company’s indebtedness at March 31, 2011 was $1.9 billion. The Company’s net debt2 was $1.5 billion resulting in a leverage ratio of 3.1x. As of March 31, 2011, the Company was in compliance with all of its financial ratios and reporting covenants included in its debt agreements related to its primary operating subsidiary, Sensata Technologies B.V.

Jeff Cote, Chief Administrative and Financial Officer, said “Our profitability, cash generation and leverage levels are in line with or slightly ahead of our expectations. The integration of our most recent acquisition is off to a great start and we continue to believe we can achieve or exceed our investment case which will drive a strong return for shareholders.” Mr. Cote added, “Our GAAP loss for the first quarter of 2011 was driven primarily by a foreign currency loss recorded on our Euro denominated debt.”

Guidance

The Company anticipates net revenue of $440 to $460 million for the second quarter 2011, which represents growth of 18 to 24% over the second quarter 2010 net revenue of $391.8 million, adjusted for approximately $20 million of inventory replenishment which occurred during the second quarter of 2010. The Company expects that the events in Japan and the impact of those events around the world will reduce its second quarter revenue by approximately $25 million. This amount is factored into the Company’s guidance. The Company also expects to achieve net income of $37 to $43 million, or earnings per share calculated in accordance with generally accepted accounting principles (“GAAP”) of $0.21 - $0.24 per diluted share in the second quarter of 2011. In addition, the Company expects Adjusted net income1 of $90 million to $96 million, or $0.50 - $0.53 per diluted share, for the second quarter 2011. This guidance assumes a share count of 181.3 million for the second quarter of 2011.

For the full year 2011, the Company continues to anticipate net revenue of $1.81 to $1.86 billion which represents 21 to 25% growth over the full year 2010 net revenue of $1.54 billion, after adjusting for approximately $50 million of inventory replenishment which occurred during the first half of 2010. The Company also expects to achieve earnings per diluted share calculated in accordance with GAAP of $0.59 to $0.69 for the full year 2011. In addition, the Company continues to expect Adjusted net income1 of $368 million to $386 million, or $2.03 to $2.13 per diluted share for the full year 2011. This guidance assumes a share count of 181.4 million for the full year of 2011.

The earnings per share guidance in accordance with U.S. GAAP excludes any future potential gain or loss resulting from the movement of the Euro to U.S. dollar exchange rate and the impact on our Euro denominated debt.

1See Non-GAAP Measures for discussion of Adjusted net income which includes a reconciliation of this measure to Net (loss) / income.

2Net debt represents total indebtedness including capital lease and other financing obligations, less cash and cash equivalents. The leverage ratio represents net debt divided by Adjusted EBITDA for the last twelve months.

Company Earnings Conference Call

The Company will conduct a conference call today at 8:00 AM eastern time to discuss the financial results for its first quarter ended March 31, 2011. The U.S. dial in number is 877-486-0682 and the non-U.S. number is 706-634-5536. The passcode is 59493303. A live webcast of the conference call will also be available on the investor relations page of the Company’s website at http://investors.sensata.com.

For those unable to participate in the conference call, a replay will be available for one week following the call. To access the replay, the U.S. dial in number is 800-642-1687 and the non-U.S. dial in number is 706-645-9291. The replay passcode is 59493303. A replay of the call will be available by webcast for an extended period of time at the Company’s website, at http://investors.sensata.com.

About Sensata Technologies Holding N.V.

Sensata Technologies Holding N.V. is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions. Majority-owned by affiliates of Bain Capital Partners, LLC, a leading global private investment firm, and its co-investors, Sensata employs approximately 11,500 people in nine countries. Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning and ventilation, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s website at www.sensata.com.

Safe Harbor Statement

This earnings release contains forward-looking statements within the meaning of the federal securities laws. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable, and our future prospects, developments and business. Such forward-looking statements include, among other things, the Company’s anticipated results for the second quarter and full year of 2011. Such statements involve risks or uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Factors that might cause these differences include, but are not limited to, risks associated with: worldwide economic conditions; adverse developments in the automotive industry; the potential impact of the recent natural disasters in Japan; integration of acquired companies; non-performance by suppliers; the Company’s ability to timely and efficiently increase production capacity to meet demand; governmental regulations, policies, and practices relating to the Company’s non-US operations and international business; fluctuations in foreign currency exchange, commodity and interest rates; competitive pressures; pricing and other pressures from customers; fundamental changes in the industries in which the Company operates; litigation and disputes involving the Company, including the extent of product liability and warranty claims asserted against the Company; the loss of one or more suppliers of raw materials; the Company’s failure to comply with the covenants contained in the credit agreement governing its subsidiary’s senior secured credit facility or its other debt agreements; and the Company’s ability to secure financing to operate and grow its business or to explore opportunities. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in the Company’s SEC filings. Copies of the Company’s filings are available from its Investor Relations department or from the SEC website, www.sec.gov.

SENSATA TECHNOLOGIES HOLDING N.V.

Condensed Consolidated Statements of Operations

(Unaudited)

($ in 000s)
	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
Net revenue	$444,229	$377,137
Operating costs and expenses:
Cost of revenue	277,245	232,783
Research and development	8,767	4,930
Selling, general and administrative	44,444	77,891
Amortization of intangible assets & capitalized software	34,252	36,136
Restructuring	647	699

Total operating costs and expenses	365,355	352,439

Profit from operations	78,874	24,698
Interest expense, net	(23,201)	(33,377)
Currency translation (loss) / gain and other, net	(40,644)	47,185

Income before taxes	15,029	38,506
Provision for income taxes	24,554	11,196

Net (loss) / income	$(9,525)	$27,310

Net (loss) / income per share:
Basic	$(0.05)	$0.18
Diluted	$(0.05)	$0.17

Weighted-average ordinary shares outstanding
Basic	173,943	150,211
Diluted	173,943	156,696

SENSATA TECHNOLOGIES HOLDING N.V.

Condensed Consolidated Balance Sheets

(Unaudited)

($ in 000s)
	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$419,327	$493,662
Accounts receivable, net of allowances	269,489	198,245
Inventories	155,823	140,949
Deferred income tax assets	6,645	6,566
Prepaid expenses and other current assets	36,356	25,006
Assets held for sale	238	559

Total current assets	887,878	864,987
Property, plant and equipment, net	270,994	234,813
Goodwill	1,576,895	1,528,954
Other intangible assets, net	731,065	723,144
Deferred income tax assets	4,364	4,526
Deferred financing costs	23,656	25,742
Other assets	6,963	5,831

Total assets	$3,501,815	$3,387,997

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, capital lease and other financing obligations	$17,081	$16,779
Accounts payable	165,686	132,828
Income taxes payable	7,446	6,855
Accrued expenses and other current liabilities	120,994	94,030
Deferred income tax liabilities	4,671	4,608

Total current liabilities	315,878	255,100
Deferred income tax liabilities	198,656	179,089
Pension and post-retirement benefit obligations	34,867	43,021
Capital lease and other financing obligations, less current portion	39,314	39,544
Long-term debt, less current portion	1,875,328	1,833,370
Other long-term liabilities	29,337	30,092

Total liabilities	2,493,380	2,380,216
Total shareholders’ equity	1,008,435	1,007,781

Total liabilities and shareholders’ equity	$3,501,815	$3,387,997

SENSATA TECHNOLOGIES HOLDING N.V.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

($ in 000s)
	For the three months ended
	March 31, 2011	March 31, 2010
Cash flows from operating activities:
Net (loss) / income	$(9,525)	$27,310
Adjustments to reconcile net (loss) / income to net cash provided by operating activities:
Depreciation	10,802	10,804
Amortization of deferred financing costs	2,086	2,293
Currency translation loss / (gain) on debt	46,781	(60,116)
Loss on repurchase of outstanding Senior and Senior Subordinated Notes	—	8,098
Share-based compensation	2,036	20,064
Amortization of inventory step-up to fair value	524	—
Amortization of intangible assets and capitalized software	34,252	36,136
Gain on disposition of assets	(197)	(135)
Deferred income taxes	18,701	7,509
Decrease from changes in operating assets and liabilities, net of effects of acquisition	(23,530)	(16,368)

Net cash provided by operating activities	81,930	35,595

Cash flows from investing activities:
Acquisition of Magnetic Speed and Position, net of cash received	(136,872)	—
Additions to property, plant and equipment and capitalized software	(22,061)	(5,684)
Proceeds from sale of assets	600	232

Net cash used in investing activities	(158,333)	(5,452)

Cash flows from financing activities:
Proceeds from issuance of ordinary shares	—	433,423
Proceeds from exercise of stock options	6,335	2,514
Payments on U.S. and Euro term loan facilities	(3,777)	(3,717)
Payments for repurchase of outstanding Senior and Senior Subordinated Notes	—	(102,105)
Payments on capitalized lease and other financing obligations	(490)	(479)

Net cash provided by financing activities	2,068	329,636

Net change in cash and cash equivalents	(74,335)	359,779
Cash and cash equivalents, beginning of period	493,662	148,468

Cash and cash equivalents, end of period	$419,327	$508,247

Non-GAAP Measures

Adjusted net income is a non-GAAP financial measure. The Company defines Adjusted net income as follows: net (loss) / income before costs related to our initial public offering, currency translation loss / (gain) on debt and other hedges, asset step-up and intangible asset depreciation and amortization expenses, deferred income tax and other tax expense, amortization of deferred financing costs and interest expense associated with uncertain tax positions, and other costs. The Company believes Adjusted net income provides investors with helpful information with respect to the performance of the Company’s operations and management uses Adjusted net income to evaluate its ongoing operations and for internal planning and forecasting purposes. Adjusted net income is not a measure of liquidity. See the tables below which reconciles Net (loss) / income to Adjusted net income and Projected GAAP earnings per share to Projected Adjusted net income per share.

The following (unaudited) table1 reconciles the Company’s Net (loss) / income to Adjusted net income for the first quarters ended March 31, 2011 and 2010.

($ in 000s)	Three Months Ended March 31,
	2011	2010
Net (loss) / income	$(9,525)	$27,310
IPO related costs	—	51,306
Loss / (gain) on currency translation on debt and other hedges	44,992	(57,648)
Asset step-up and intangible asset depreciation and amortization expense	34,853	37,032
Deferred income tax and other tax expense	18,322	8,556
Amortization of deferred financing costs and interest expense associated with uncertain tax positions	2,427	2,623

Total adjustments	100,594	41,869

Adjusted net income	$91,069	$69,179

Weighted average diluted shares outstanding used in adjusted net income per share calculation[2]	180,808	156,696

Adjusted net income per share	$0.50	$0.44

1The Company has prepared the reconciliation of Net (loss) / income to Adjusted net income on a gross basis. The Company’s definition of Adjusted net income includes the current tax expense (benefit) that will be payable (realized) on the Company’s income tax return and excludes deferred income tax and other tax expense. The Company’s current tax provision included in Net (loss) / income and Adjusted net income will be the same and unaffected by the reconciling items. As the Company treats deferred income tax and other tax expense as an adjustment to compute Adjusted net income, the deferred income tax effect associated with the reconciling items would not change Adjusted net income for each period presented.

2The following table reconciles diluted shares in accordance with GAAP to diluted outstanding shares used in the calculation of Adjusted net income per share. The GAAP diluted outstanding shares number excludes certain shares due to their anti-dilutive nature given the net loss. The Company believes that including these shares in the diluted number for purposes of calculating Adjusted net income per share is more meaningful to investors.

	Three Months Ended March 31,
	2011	2010
GAAP – diluted shares	173,943	156,696
Shares excluded from calculation due to net loss	6,865	—

Adjusted net income – diluted shares	180,808	156,696

The following (unaudited) table identifies where in the Condensed Consolidated Statement of Operations the adjustments to reconcile Net (loss) / income to Adjusted net income were recorded for the first quarters ended March 31, 2011 and 2010.

	Three Months Ended March 31,
	2011	2010
Cost of revenue	$1,037	$1,264
Selling, general and administrative	—	43,208
Amortization of intangible assets	33,816	35,768
Interest expense, net	2,427	2,623
Currency translation loss / (gain) and other, net	44,992	(49,550)
Provision for income taxes	18,322	8,556

Total adjustments	$100,594	$41,869

The following (unaudited) table reconciles the Company’s Projected GAAP earnings per share to projected Adjusted net income per share for the second quarter and full year of 2011:

	Three Months Ended June 30, 2011		Full Year Ended December 31, 2011
	Low End	High End	Low End	High End
Projected GAAP earnings per share	$0.21	$0.24	$0.59	$0.69
(Gain)/loss on currency translation on debt and unrealized (gain)/loss on other hedges*	—	—	0.25	0.25
Asset step-up and intangible asset, depreciation and amortization expense	0.19	0.19	0.77	0.77
Deferred income tax and other tax expense	0.09	0.09	0.36	0.36
Amortization of deferred financing costs and interest expense associated with uncertain tax positions	0.01	0.01	0.06	0.06

Projected Adjusted net income per share	$0.50	$0.53	$2.03	$2.13

Weighted average shares outstanding used in adjusted net income per share calculation	181,300	181,300	181,350	181,350

*The Projected GAAP earnings per share guidance excludes any future potential gain or loss resulting from the movement of the Euro to U.S. dollar exchange rate and the impact on our Euro denominated debt.

SENSATA TECHNOLOGIES HOLDING N.V.

Notes to (unaudited) Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Cash Flows

Basis of Presentation

The accompanying (unaudited) Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Cash Flows do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. This information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Estimates used will change as new events occur or additional information is obtained. Actual results could differ from those estimates.